This offering is not live or open to the public at this moment.

Sugarfina

Candy made for grown-ups


bears
DARK CHOC
SEA SALT
caramels
BUT FIRST,
rosé
COCONUT
TOFFEE

Website | EL SEGUNDO, CA | FOOD & BEVERAGE

Sugarfina is a luxury candy brand that has redefined the confectionary market. With a comprehensive line of luxury sweets, Sugarfina has something for everyone.

$0.00 reserved

$500.00
Min. Investment

Equity
Offering Type

RESERVE NOW

This Reg A+ Test the Waters offering is made available through StartEngine Primary, LLC.

This investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment.

Offering Circular | Selected Risks Related to this Offering | Sugarfina Corporation's SEC Edgar Page

For more information on Sugarfina Corporation download and review the Offering Circular. The Offering Circular should be reviewed before making an investment decision.

Reasons to Invest

- $18 million in revenue since acquisition in November 2019
- Extensive intellectual property portfolio
- Loyal customers and an amazing product

Life should be sweet

At Sugarfina, we make everyday moments a little sweeter. We've partnered with artisan candy makers around the world to bring sweets that inspire the eyes and excite the palate.



Our core values of luxury, playfulness, and innovation allow us to appeal to our coveted customer demographic of fashionable, influential women.



THE PROBLEM

The candy market is too focused on selling to children

Historically the market for candy and confections has been made up of brands like M&Ms and Sour Patch Kids, which focus on targeting children as end-users. However, sophisticated adults love candy too and few confections brands speak directly to them.



There Is A Hole In The Market

We believe the candy industry lacks a brand geared towards adults that combines luxury, high quality candy with a fun & engaging aesthetic.



THE SOLUTION

Sugarfina: Candy store for grown-ups



We offer artisan confections for the fashion-forward female.

Each of our price points delivers on our promise of **Attainable Luxury, Playfulness,** and **Innovation**.

Our products are not only a delicious treat, but a sight to behold, thanks to our in-house innovation and creative teams, partnerships with artisanal candy makers and brands from around the world, and commitment to the highest quality.


Sugarfina offers new luxury candies with a fresh, fashionable and experiemental approach to gourmet confections

We take a unique approach to product development & marketing by creating must-have products that are inherently newsworthy & shareable.


tea


BUT FIRST. COFFEE.
BUT FIRST. COFFEE.
BUT FIRST. COFFEE.

The global confectionery market is expected to hit $214B

According to Market Watch, analysts predict that the global market for confections will reach $214B by 2026, up from $162B in 2020[1].

Our target demographic of fashionable, influential women have been a major part of our brand's rapid growth via social media. Over 75% of our shoppers are women.


Global Confections
Market
$214B

A Coveted Customer

Sugarfina has expanded the confectionery market by attracting a new type of shopper



Wide age range



Fashionable influential women



Gift givers

75%

of our shoppers are women


BUT FIRST. COFFEE
BUT FIRST. COFFEE
BUT FIRST. COFFEE



OUR TRACTION

$18 million in revenue since acquisition in November 2019




I just opened my Sugarfina package... I feel like a little kid again! I am so happy with this candy!
-Jackson, MS

Since we acquired Sugarfina in November 2019, we have leveraged the long-term growth potential of the brand by expanding distribution across our four sales channels as well as launching three new innovation platforms.

We have implemented a go-to-market strategy that has dramatically optimized our inventory management, shipping, and supply chain processes while improving our gross margins and cash management.

We recently received the 2020 Wine Award from Cosmopolitan ® Magazine for Best Rose Candy and have been featured in Vogue ®, Martha Stewart Wedding ®, and LIVE with Kelly and Ryan.


rosé all day
THE
COSMOPOLITAN
Wine Awards
2020


...the candy was so delicious. I am also very impressed on the packaging...
- Fayetteville, NC



WHAT WE DO

We sell luxury confections, with something for everyone





Our line of confections is a comprehensive blend of everything ranging from gummies to cordials, cocktail candies, and chocolate bars.

One of our signature offerings is the Candy Bento Box ®, which boasts a curated assortment of our Candy Cubes ®. This patented packaging system allows for total customization in-store and online thanks to the "Design Your Own Bento Box ®" feature.

We sell both directly to consumers and to wholesale retailers like specialty grocers, online gifting platforms, and specialty gift shops.



SOMETHING *Sweet*






BUT FIRST, COFFEE.



Innovating The Candy Experience

Something to delight every sweet tooth – from chocolate to gummy, fruity to sour, and vegan-friendly, too.


Sugar-free
Kosher
Vegan
Vegetarian

A diverse portfolio for a truly omnichannel positioning, approximately 50% of sales from DTC

We have diversified our business model to capture new distribution opportunities while broadening our reach. Our omnichannel approach takes in revenue from five main sources:

Retail boutiques make up approximately 18.3% of our sales coming from 21 retail locations in North America.

Ecommerce represents 34.5% of our sales and is our highest growth channel.

Wholesale provides 36.3% of our sales through over 2000 prestige wholesalers including accounts like Nordstrom ®, Bloomingdales ®, Paper Source ®, and high-end specialty grocers around the US and Canada.

Custom Corporate Gifting sales make up 7.4%, through over 1300 corporate and event clients.

International sales make up the remaining 3.6%, with a presence in Hong Kong, Australia, and Mexico.

*Omnichannel %sales as of August 2020


Diverse Revenue Sources
3.6%
7.4%
34.5%
36.3%
18.3%
Ecommerce Sales
Retail
Wholesale
Corporate Sales
International Sales

HOW WE ARE DIFFERENT

Broad intellectual property portfolio-making for a strong competitive advantage

We are a leader in the luxury candy and premium gummy space.

Thanks to our IP portfolio, this position is largely defensible, and as we continue to build our brand through increased marketing and branding campaigns — including our iconic packaging — we believe our market share is likely to increase.

THE VISION

Never stop innovating — both in product and in distribution

In addition to expanding our ever-growing list of products— we just launched collections inspired by Gelato, Cookie, and Tea— we are continuously expanding distribution.

Our plans include adding four new retail stores in Southern California, expanding onto Amazon ® USA and Rakuten ® Japan, growing our specialty grocery store locations, and relaunching our Loyalty Program to help bolster our customer loyalty and gain new clients. We are also exploring wholesale expansion into the UK, Europe, Southeast Asia, and the Middle East.

We are investing in digital marketing as well, to continue scaling our higher margin and higher growth eCommerce business.


4 new retail stores
+
amazon
+
Rakuten


100% chance of
RAINBOWS
EXPLORE OUR NEW ARRIVALS
Scale our
higher margin
eCommerce
business

Our buzz-worthy co-branded collaborations continue to surprise and delight our customers with new ways to think about candy with exciting new partners coming in 2021.

ALFRED COFFEE & KITCHEN pressed juicery COOLA


BUT FIRST, COFFEE.

OUR LEADERSHIP

Innovative & passionate about our product

We are a dedicated and forward-thinking team focused on building the future of the candy market.

After acquiring Sugarfina we have focused on placing experienced executives and leaders in charge of their given specialties and have empowered them to thrive in their roles, which has resulted in a unique culture of innovation and collaboration. The Sugarfina leadership team has a combined 100+ years of experience in consumer businesses and building aspirational consumer brands.


sugarfina

WHY INVEST

Loyal customers and an amazing product






We have already proven through our efforts to appeal to our target audience of sophisticated, influential, and fashion-forward women, that we have an ideal product-market fit.

We believe our stellar reputation among these key audiences positions our brand to grow sustainably and rapidly in the next few years.



Footnotes:
[1] - Source: MarketWatch Global Confectionery Market 2020 Industry Analysis, Size, Share, Trends, Market Demand, Growth, Top Countries Analysis and Outlook, Opportunities and Showing Impressive Growth by 2026. August 28, 2020

In the Press

CISION PR Newswire | GN | GN | COSMOPOLITAN | VOGUE | martha stewart

food network | elite daily | seventeen | delish | SWEETY HIGH

SHOW MORE

Meet Our Team



Scott LaPorta

CEO and Board Member

Scott LaPorta is a proven senior executive with a record of driving outstanding performance within highly competitive and aspiration driven consumer businesses/brands including Levi Strauss, Hilton, Marriott, Bolthouse Farms, and most recently GT's Kombucha. Scott provides strategic vision as well as the creative and disciplined operational leadership. He has successfully developed and commercialized under managed businesses into high growth enterprises while expanding margins and building capability. Mr. LaPorta has raised over $30 billion of capital and led or co-led over $10 billion of M&A activity as a CFO of operating companies in the hospitality, lodging, and casino industries. He has also led two IPO spin-off transactions. Scott took on a turnaround role at Levi Strauss that included leading strategy, planning, and restructuring and then ran three divisions of the company. Mr. LaPorta successfully led the commercialization, growth, and eventual sale of the Bolthouse Farms fresh food and beverage business at a category-leading exit multiple for a private equity firm. Mr. LaPorta holds an MBA in Finance and Marketing from Vanderbilt University and a BS in Accounting from the University of Virginia While he was at Virginia Scott was a collegiate baseball pitcher.



Diana Derycz Kessler

Board Member

Ms. Diana Derycz Kessler has 20 years of experience serving as a principal investor in Bristol Capital Advisors with investments in growing public and private companies in a variety of sectors. Through her investment activities, she has taken an active operational roles, including a 17-year tenor as Owner, CEO, and President of the Los Angeles Film School where she significantly grew the school's size and presence to become a leader in media arts education. Ms. Derycz Kessler also has extensive experience in strategy, business operations, corporate governance, legal affairs. She holds a Law Degree from Harvard Law School and a Master's Degree from Stanford University.



Paul Kessler

Board Member

Mr. Paul Kessler is Principal, Portfolio Manager and Founder of Bristol Capital Advisors and has extensive experience with emerging growth companies and plays an active role in guiding both company boards and executives. He is well versed at identifying deep value activist opportunities in a variety of industries and has broad experience in finance, actively sourcing and identifying investment opportunities, and negotiating, structuring, and restructuring investment transactions with emerging growth public companies. Mr. Kessler has guided and overseen over 650 investment transactions and co-founded Start Engine, LLC, the largest technology incubator in Los Angeles which has launched over 50 technology companies since its inception.



Maija Benincasa

VP of Marketing

Maija Benincasa is the VP of Marketing & Creative Director at Sugarfina with 12 years of experience in Consumer Packaged Goods. Maija has focused her marketing career on new product development and introduced award-winning consumer product innovations driven by consumer insights and market trends. Prior to joining Sugarfina, Maija founded Benincasa Milano, a women's luxury direct-to-consumer custom footwear business where she successfully raised capital, established a global supply chain in Italy, commercialized a patent-pending footwear invention, and was recognized as a leading "Woman in Tech" by the startup community. Prior to starting Benincasa Milano, Maija was a Senior Brand Manager at Bolthouse Farms where she led premium beverage strategy and innovation including the creation of 1915 by Bolthouse Farms, an organic cold-pressed juice line recognized by Entrepreneur Magazine for innovative packaging. Maija holds an MBA from the UCLA Anderson and a BS in Business from the University of Southern California with Magna Cum Laude honors.



Ryan Nelson

VP of Direct to Consumer Sales

Ryan brings over 20 years of retail experience to Sugarfina. Ryan is responsible for driving the sales and merchandising strategies for the Sugarfina retail experience both in-store and online. Prior to joining the brand, Ryan held several leadership roles within Godiva Inc, including serving as the Acting Head of Retail for North America. He brings a wealth of confections experience along with 10 years in retail management experience from KB Toys. Ryan attended Arizona State University.



Debra Allen

VP of Human Resources

Debra has been in the role since the launch of the company on November 1, 2019. Prior to joining us, she served as the head of Human Resources at the Los Angeles Film School from August 2016 to August 2019. In that position, she oversaw 400 employees at two different campuses as an HR department of one. Prior to that she held the position of Head of Human Resources for various entertainment companies and ran her own HR consulting firm, spanning from May 2004 to July 2016. She holds a B.A. in Political Science from California State University, Northridge, and is currently working on her Master's Degree in Human Resources Management at the University of Southern California.



Naveed Goraya

VP of Supply Chain

Naveed oversees our Co-packer, DC Operations, Order Management, Logistics and Quality. He joined the Sugarfina team in October of 2019. Prior to joining us, he was the VP of Supply Chain for Caliva, a premier cannabis company. In that position, he was responsible for a vertically-integrated supply chain, expanding the direct-to-consumer distribution model, and scaling the operations to support wholesale and digital eCommerce growth. Prior to that was Head of Supply Chain for Santa Cruz Nutritionals. He holds B.S. degree in Biology and Chemistry from California State University Bakersfield.



Fiona Revic

Corporate Counsel

Fiona advises the company on legal matters arising in the ordinary course of business. Fiona previously served as In-House Counsel and Contracts Manager for Neoteryx LLC, a blood microsampling innovator, where she worked to promote the adoption of the novel Mitra ® device in the United States and Europe. Prior to that she was Assistant to In-house Counsel at Phenomenex Inc., an international manufacturer of liquid and gas chromatography instruments, where she assisted counsel with a variety of legal matters across the company's many offices and subsidiaries prior to the company's acquisition by Danaher Corporation. Fiona holds an LLB (Bachelor of Laws) from the University of Bristol, UK, an Legal Practice Course certificate from the University of Law, UK, and graduated from UCLA School of Law, with her Master of Laws. Fiona is admitted to practice law in the State of California.



David Cruz

Senior Director Sales, Wholesale & Corporate Gifting

David Cruz brings over 20 years of managing sales for luxury brands. David's motivational leadership combined with his strong merchandising background has proven to be successful for expanding distribution and driving sales. In Wholesale he is responsible for the success of the Gift, Floral, and Gourmet Grocery categories in addition to the rapidly growing B2B Business. Before joining Sugarfina, David worked for great brands like Barney's New York, Paper Source, and The Gap to name a few. David has been with Sugarfina for 6 years, helping build the brand's impressive wholesale business from the ground up.



Jessica Saylor

Senior Director, Wholesale Sales

Jessica is a founding employee of Sugarfina and manages wholesale sales to department stores, hospitality, home & housewares, and liquor accounts. She is an inspiring and results-oriented leader who has over 15 years of experience in sales management, wholesale and production. Jessica's entrepreneurial and creative spirit are the cornerstone of her success in creating strategic brand partnerships, developing new business, expanding existing partnerships and driving sales revenue. Prior to Sugarfina, Jessica was Director of Fundraising for the Lili Claire Foundation and directed many high-profile events including the Nevada Wild Fest. During her time in New York, Jessica was the merchandising and marketing manager for Robert Comstock, a luxury menswear apparel brand. Jessica holds a BA in Photography & Graphic Design.



Grace Bruderer

Director of Supply Chain

Grace Bruderer is the Director of Supply Chain Operations at Sugarfina with over 15 years of experience in managing end-to-end supply chain with an emphasis in vendor managed inventory (VMI). Prior to joining the team at Sugarfina, Grace was a leader at 20th Century Fox partnering with retailers such as Target and Best Buy to establish scan-based trading and VMI relationships as well as to develop and execute multi-studio opportunities in the effort to maximize sales and reduce carrying costs. Grace holds a BA in Rhetoric from the University of California at Berkeley.

Updates

Follow Sugarfina to get notified of future updates!

Comments (0 total)

Add a public comment...

0/2500

I'm not a robot

reCAPTCHA
Privacy - Terms

Post